Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust Provides Update on Acquisitions and Dispositions Closed during the First Quarter

NEW YORK, April 10, 2019 /PRNewswire/– American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., today said it closed on the purchase of 64 properties, totaling approximately $113.3 million4, leased to four tenants in the first quarter, representing approximately 280,000 square feet, net leased at a weighted-average cash capitalization rate of 7.2%1, and a weighted-average capitalization rate of 8.4%2 with a weighted-average 17.33 year remaining lease term.

AFIN sold seven SunTrust properties and one Academy Sports property during the first quarter for total gross proceeds of $15.1 million5, of which $11.6 million was used to repay related debt. Five properties had leases in place and were sold for total gross proceeds of approximately $13.4 million5. The remaining three properties were sold for total gross proceeds of $1.7 million5.

AFIN’s Chief Executive Officer Michael Weil commented, “We are pleased to have demonstrated another quarter of acquisitions which were all in line with our stated strategy of investing in primarily service retail properties leased long-term to e-commerce resistant tenants. We also continued our opportunistic disposition strategy and our SunTrust redeployment initiative and sold four more occupied branches at what we believe are attractive capitalization rates. Having already closed on $113.3 million4 of the $131.0 million in pipeline acquisitions identified earlier this year we are excited by the additional buying opportunities we are seeing in the marketplace today.”

Acquisitions Closed During the First Quarter

with a weighted average GAAP cap rate of 8.3%2

Tenant	Location	Property Type	Number of Properties	Square Feet (000s)	Purchase Price[4]	Lease Term Remaining[3]
Fresenius	Multiple Locations	Service Retail	6	44	$12.7	7.4
Pizza Hut	Multiple Locations	Service Retail	31	90	$35.2	20.0
Mountain Express	Multiple Locations	Service Retail	8	28	$15.5	19.9
Mountain Express	Multiple Locations	Service Retail	13	63	$32.9	20.0
Fresenius	Alexandria, LA	Service Retail	1	9	$3.4	12.7
Mountain Express	Forest Park, GA	Service Retail	1	1	$2.6	20.0
Tractor Supply	New Cordell, OK	Traditional Retail	1	19	$3.0	12.5
Mountain Express	Multiple Locations	Service Retail	3	25	$8.0	19.9
Totals/Averages			64	279	$113.3	17.3

1 Cash capitalization rate is calculated by dividing the annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. For acquisitions, cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease. Weighted-average cash capitalization rate is based upon square feet.

2 Weighted average capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. Weighted average capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average capitalization rate is based upon square feet.

3 The weighted-average remaining lease term is based on rentable square feet as of the acquisition date.

4 Represents the contract purchase price and excludes capitalized acquisitions costs per GAAP.

5 Represents the contract sale price and excludes closing related costs.

About American Finance Trust

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 7, 2019 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063